n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports Fourth Quarter 2020 Financial Results;
Provides Full Year 2021 Financial Guidance

•Reports 4Q20 loss per common share of $2.07 on a GAAP basis, $2.30 on an Adjusted basis; reports full year (FY) 2020 earnings per diluted common share (EPS) of $25.31 on a GAAP basis, $18.75 on an Adjusted basis (in-line with the company's initial FY 2020 Adjusted EPS guidance as communicated throughout the year)
•Announces FY 2021 EPS guidance in a range of $20.82 to $21.32 on a GAAP basis, $21.25 to $21.75 on Adjusted basis; while acknowledging the heightened uncertainty surrounding the ongoing pandemic
•Reaffirms FY 2021 expected individual Medicare Advantage membership growth range of approximately 425,000 to 475,000 members, representing expected year-over-year growth of approximately 11 to 12 percent
•Ongoing assistance to members, providers, employer groups, employees, and communities during 4Q20 including the continued waiver of Medicare Advantage cost sharing (including for primary care, COVID-19 treatment, and more), delivery of meals, masks, and preventive screening test kits, programs in underserved communities, and provider relief efforts, while continuing to advance the company's strategy

LOUISVILLE, KY (February 3, 2021) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and results per common share for the quarter ended December 31, 2020 (4Q20) versus the quarter ended December 31, 2019 (4Q19) and for the year ended December 31, 2020 (FY 2020) versus the year ended December 31, 2019 (FY 2019) as noted in the tables below.

Consolidated (loss) income before income taxes and equity in earnings (pretax (loss) income) In millions	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
Generally Accepted Accounting Principles (GAAP)	($458)	$593	$4,600	$3,456
Amortization associated with identifiable intangibles	22	17	88	70
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	40	(289)	103	(506)
Change in fair market value of publicly-traded equity securities	(102)	—	(745)	—
Receipt of commercial risk corridor receivables previously written off, net	—	—	(578)	—
Charges associated with workforce optimization	—	1	—	47
Adjusted (non-GAAP)	($498)	$322	$3,468	$3,067

(Loss per common share) or diluted earnings per common share (EPS)	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
GAAP	($2.07)	$3.84	$25.31	$20.10
Amortization associated with identifiable intangibles	0.13	0.10	0.51	0.40
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.24	(1.67)	0.60	(2.89)
Change in fair market value of publicly-traded equity securities	(0.60)	—	(4.32)	—
Receipt of commercial risk corridor receivables previously written off, net	—	—	(3.35)	—
Charges associated with workforce optimization	—	0.01	—	0.26
Adjusted (non-GAAP)	($2.30)	$2.28	$18.75	$17.87
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“Despite the pandemic, Humana has continued to accelerate on all fronts, including our short-term operating and financial performance, our ability to advance our long-term strategic objectives, and our customer centricity efforts,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Our response to the pandemic highlighted the value of our Medicare Advantage (MA) program, most notably its focus on supporting underserved populations and on addressing health disparities, critical areas of importance for our company, and for our country. To that end, we had strong MA membership growth in 2020 of 11 percent, including Dual Special Needs Plan (D-SNP) membership growth of 41 percent, and Medicaid footprint expansion from three states to six. We also continued to invest in our primary care and home assets to expand access to care, particularly for underserved populations. Given the strength of our underlying core business, combined with our continued strategic investments, we anticipate solid growth in 2021 and beyond.”

Summary of Quarterly and Full Year Results

Results for 4Q20 and FY2020 reflect continued strong core performance across the company, combined with the impact of the ongoing COVID-19 pandemic, including the company’s relentless efforts to ease the burdens for all of its stakeholders by proactively addressing the physical, mental, and financial well-being of its members, communities including the underserved, providers, and employer groups.

Beginning in the latter half of November and accelerating throughout the month of December, the company experienced a significant increase in COVID-19 admissions in nearly all of the markets in which it operates across its Medicare Advantage, Medicaid, and group commercial insurance business lines. Humana also experienced a corresponding decline in non-COVID utilization in all service categories, with Medicare Advantage non-COVID utilization running approximately 15 percent below normal levels at the close of the quarter, well below the near baseline levels of utilization witnessed as late as the end of October 2020.

Results of operations in the quarter were affected by the following factors:
•meaningful COVID-19 treatment and testing costs related to the uptick in cases in the last two months of 4Q20, more than offset by the declining levels of non-COVID utilization as previously discussed,
•ongoing crisis relief efforts and strategic investments in the company's integrated care delivery model, both of which were heavily weighted to the final months of 2020, and
•increased marketing expenses associated with the Medicare Advantage Annual Election Period (AEP).

In addition, Humana’s 4Q20 and FY 2020 GAAP results of operations were impacted by market gains resulting from the initial conversion of the company's prior ownership interest in certain privately-held companies (primarily Oak Street Health, Inc.) into publicly-traded common stock upon such companies' initial public offering (IPO) during the third quarter of 2020 and the subsequent changes in the market value of such securities from their IPO. FY 2020 results were further impacted by the receipt of unpaid risk corridor payments (that were previously written off) in the third quarter. The receipt of the risk corridor payments was associated with losses incurred by the company under the Affordable Care

Act (ACA) business from 2014 to 2016. The receipt of these risk corridor payments accounted for less than 50 percent of the company’s accumulated pretax losses from its ACA businesses during that time period.

The impact of both the fair market value changes and the receipt of the unpaid risk corridor payments have been excluded in the company’s Adjusted (non-GAAP) consolidated results of operations as detailed in the tables above.
Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 4Q20 to 4Q19 and FY 2020 to FY 2019.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	4Q20 (a)	4Q19 (b)	FY 2020 (c)	FY 2019 (d)
Consolidated results:
Revenues - GAAP	$19,062	$16,295	$77,155	$64,888
Revenues - Adjusted	$18,960	$16,295	$75,801	$64,888
Pretax (loss) income - GAAP	($458)	$593	$4,600	$3,456
Pretax (loss) income - Adjusted	($498)	$322	$3,468	$3,067
(Loss per common share) diluted EPS - GAAP	($2.07)	$3.84	$25.31	$20.10
(Loss per common share ) diluted EPS - Adjusted	($2.30)	$2.28	$18.75	$17.87
Benefits expense ratio - GAAP	88.3%	86.6%	83.1%	85.6%
Benefits expense ratio - Adjusted	88.3%	86.6%	83.8%	85.6%
Operating cost ratio - GAAP	16.3%	13.2%	13.2%	11.5%
Operating cost ratio - Adjusted	16.3%	13.2%	13.3%	11.4%
Operating cash flows - GAAP	$283	$512	$5,639	$5,284
Parent company cash and short term investments	$772	$1,361
Debt-to-total capitalization	32.7%	32.0%
Retail segment results:
Revenues - GAAP	$16,834	$14,207	$67,298	$56,466
Benefits expense ratio - GAAP	87.0%	86.3%	84.2%	86.4%
Operating cost ratio - GAAP	14.0%	11.6%	11.0%	9.4%
Segment (loss) earnings - GAAP	($210)	$275	$3,017	$2,235
Segment (loss) earnings - Adjusted	($207)	$279	$3,032	$2,251
Group and Specialty segment results:
Revenues - GAAP	$1,791	$1,875	$7,285	$7,525
Benefits expense ratio - GAAP	104.3%	95.2%	85.6%	86.0%
Operating cost ratio - GAAP	28.1%	22.4%	25.0%	22.0%
Segment (loss) earnings - GAAP	($375)	($146)	($143)	$28
Segment (loss) earnings - Adjusted	($374)	($145)	($139)	$32
Healthcare Services segment results:
Revenues - GAAP	$7,291	$6,696	$28,448	$25,783
Operating cost ratio - GAAP	97.8%	96.8%	96.3%	96.4%
Segment earnings - GAAP	$128	$178	$944	$789
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$196	$241	$1,232	$1,056

2021 Earnings Guidance

While acknowledging the heightened uncertainty surrounding the ongoing pandemic, the company provided its GAAP and Adjusted EPS guidance for the year ending December 31, 2021 (FY 2021) as detailed below. GAAP and Adjusted results for FY 2020 are also shown for comparison.

Diluted earnings per common share	FY 2021 Guidance (f)	FY 2020 (c)
GAAP	$20.82 to $21.32	$25.31
Amortization of identifiable intangibles	~$0.43	0.51
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	—	0.60
Change in fair market value of publicly-traded equity securities	—	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)
Adjusted (non-GAAP) – FY 2021 projected; FY 2020 reported	$21.25 to $21.75	$18.75

2022 Final Rate Notice

On January 15, 2021, Centers for Medicare & Medicaid Services (CMS) published its Announcement of Calendar Year 2022 Medicare Advantage Capitation Rates and Part C and Part D Payment Policies (the Final Rate Notice). The company expects the Final Rate Notice to result in a 3.7 percent(g) rate increase for non end stage renal disease (ESRD) Medicare Advantage business, excluding the impact of Employer Group Waiver Plan (EGWP) funding changes. The company’s 3.7 percent rate increase compares to CMS’ estimate for the sector of 4.08 percent on a comparable basis, with the variance primarily driven by county rebasing and the company's geographic footprint. CMS also establishes separate rates of payment for ESRD beneficiaries enrolled in Medicare Advantage plans. The company expects the Final Rate Notice to result in a 5.0 percent rate increase in 2021 for ESRD beneficiaries. The company’s estimate of 5.0 percent is equivalent to CMS’ estimate.

The 2022 benchmark increase of 3.7 percent includes roughly 0.8 percent for the projected cost of COVID-19 vaccines.

Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 4Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 4Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on February 3, 2021 until 11:59 p.m. Eastern time on April 3, 2021 and can be accessed by dialing 855-859-2056 and providing the conference ID #5899612.
Footnotes
(a) 4Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $22 million pretax, or $0.13 per common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $40 million, or $0.24 per common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $102 million, or $0.60 per common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(b) 4Q19 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $289 million, or $1.67 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $1 million pretax, or $0.01 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(c) FY 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $88 million pretax, or $0.51 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $103 million, or $0.60 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $745 million, or $4.32 per diluted common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.
•Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business from 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(d) FY 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.40 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.)
•Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2021 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~$0.43 per diluted common share.
•FY21 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.
•The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(g) Excludes estimates of changes in revenues associated with increased accuracy of risk coding.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

To the extent that the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving out of pocket costs for COVID-19 testing and treatment. Humana is also taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19, including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements, to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.

The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•Form 10-K for the year ended December 31, 2019;
•Form 10-Q for the quarter ended March 31, 2020; June 30, 2020; September 30, 2020; and

•Form 8-Ks filed during 2020 and 2021.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information